Tortoise Capital Resources Corp. Announces Dividend Increase

FOR IMMEDIATE RELEASE

OVERLAND PARK, Kan. – August 13, 2007 – The Board of Directors of Tortoise Capital Resources Corp. (NYSE: TTO), today declared the company’s third quarter dividend of $0.18 per share, compared to $0.16 in the previous quarter.  The dividend will be distributed on Sept. 4, 2007 to stockholders of record on Aug. 23, 2007.  This represents a 12.5 percent increase over the distribution for the prior quarter.

For tax purposes, the character of the dividend will be determined at year-end and will be reported to stockholders at the beginning of 2008 on their Form 1099.  Based on current company financial information, a significant portion of this dividend is estimated to consist of return of capital for book purposes. This is subject to change based upon completion of the company's fiscal year.

About Tortoise Capital Resources Corp.
Tortoise Capital Resources Corp. invests primarily in privately-held and micro-cap public companies operating in the midstream and downstream segments, and to a lesser extent the upstream segment of the U.S. energy infrastructure sector. Tortoise Capital Resources Corp. seeks to provide stockholders a high level of total return, with an emphasis on dividends and dividend growth.

About Tortoise Capital Advisors, LLC
Tortoise Capital Advisors, LLC, the adviser to Tortoise Capital Resources Corp., is a pioneer in the capital markets for master limited partnership (MLP) investment companies and a leader in closed-end funds and separately managed accounts focused on the energy sector. As of July 31, 2007, the adviser had over $3.1 billion of energy assets under management.

Safe Harbor Statement
This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Contact information:
Tortoise Capital Advisors, LLC
Pam Kearney, Investor Relations, (866) 362-9331, pkearney@tortoiseadvisors.com